Exhibit 10.1

SALE AND PURCHASE AGREEMENT FOR GOLD

This Sale and Purchase Agreement for Gold (the “Agreement”) is entered into as of the Effective Date stated below.

EFFECTIVE DATE

December 01, 2025            (the “Effective Date”)

PARTIES

1.	Seller: (“Seller”).

2.	Buyer: Blue Goldmine FZCO, a company organized and existing under the laws of United Arab Emirates, with its registered address at Unit No.AG13HF179 AG Tower, Plot No.JLTPH1I1A Jumeirah Lakes Tower, Dubai, United Arab Emirates, company number DMCC203812 (“Buyer”).

The Seller and the Buyer are collectively referred to as the “Parties” and individually as a “Party.”

1.	DEFINITIONS

1.1	“Business Days” are days on which banks are open in the UK.

1.2	“Final Assay Report” means the written assay and weight determination issued by the Refinery.

1.3	“Gold” means refined gold bars with a minimum purity of 99.9%.

1.4	“Incoterms” means the Incoterms 2020 rules published by the International Chamber of Commerce.

1.5	“Refinery” means the internationally recognized refinery designated by the Buyer for final assay and analysis.

1.6	“Vault” means the Brinks Global Services vault in Dubai, or such other secure vault facility in Dubai as designated by the Buyer.

2.	TITLE AND RISK

2.1.	Title Transfer. Legal title to the Gold transfers to the Buyer only upon full payment of the final invoice pursuant to Clause 5.

2.2.	Risk Transfer. Risk of loss or damage to the Gold shall pass to the Buyer upon delivery at Vault.

2.3.	Retention of Title. Until full payment is received, the Seller retains all rights in the Gold and may suspend performance or stop in transit in case of Buyer default.

2.4.	Until title passes, the Buyer shall hold the Gold in trust for the Seller. For the avoidance of doubt, Delivery to the Vault shall not constitute transfer of title but shall be deemed custodial storage on behalf of the Seller until payment is completed.

3.	QUALITY AND ASSAY

3.1.	The final determination of net weight and purity shall be made exclusively by the Refinery.

3.2.	The Final Assay Report is binding, final, and non-contestable by all Parties.

3.3.	The Refinery’s net weight and purity figures shall be mandatory for invoicing and payment.

4.	QUANTITY AND FRAMEWORK SUPPLY ARRANGEMENT

4.1.	The quantity of Gold to be sold under this Agreement shall be as specified by the Framework Commitment.

4.2.	Partial shipments are permitted.

4.3.	“Framework Commitment”: The Parties agree that this Agreement establishes a framework pursuant to which the Seller shall make available to the Buyer, on a call-off basis, up to one million (1,000,000) troy ounces of Gold over the duration of this Agreement (the “Framework Quantity”).

4.4.	The Buyer may request delivery of any portion of the Framework Quantity by providing the Seller with not less than five (5) Business Days’ prior written notice (each a “Purchase Request”), specifying the quantity required and the proposed delivery date.

4.5.	Delivery under each Purchase Request shall occur at the Vault. Delivery is deemed completed when the Gold is credited to the Buyer’s designated Vault account (“Delivery”).

4.6.	Each Purchase Request shall be settled in accordance with clause 5.

4.7.	For each delivery, the Seller shall provide the Buyer with a complete bar list, including serial numbers, refinery marks, gross weight, net weight, purity, and any accompanying refinery or chain-of-custody certificates.

5.	PRICE AND PAYMENT TERMS

5.1.	Price Basis. The purchase price shall be calculated using the following formula: Final Price = (Net Weight × Purity × LBMA Fix).

5.2.	LBMA Fix. “LBMA Fix” means the LBMA PM Fix on the date the Final Assay Report is released by the Refinery. If the report is issued after the PM Fix, the next available AM Fix shall apply; if neither is available that day, the next available Fix (AM or PM) shall apply on the following business day.

5.3.	Payment Terms (T+2 Against Final Assay Report). Payment for each shipment shall be made within two (2) Business Days (“T+2”) following Delivery of the Gold to the Vault in one of the following methods, at Buyers choice,:

5.3.1.	In cleared funds into the Seller’s Escrow bank account as specified in Annexure 1, or,

5.3.2.	In USDC, or other acceptable digital currency to both Parties, into the Seller’s Wallet with Wallet ID [______________________________], or such other Wallet ID as provided to the Buyer by the Seller in writing from time to time.

5.4.	If Seller converts the USDC it receives as payment for Gold from Buyer into fiat United States Dollars within thirty (30) calendar days of receiving the USDC, and if Seller receives less than US$1.00 (One US Dollar) for each one USDC converted, then the Buyer will make whole the shortfall to ensure the Seller would receive the equivalent of a 1:1 conversion from USDC to fiat United States Dollars. This cover is provided by the Buyer subject to the Seller using a mainstream market standard platform (e.g. Kraken, Coinbase, Binance) to make the conversion and providing documentary evidence of the conversion shortfall to the Buyer.

6.	DELIVERY TERMS

6.1.	Incoterms 2020. Delivery shall be DDP Vault.

6.2.	Seller’s Costs. The Seller shall bear all costs, taxes, export duties, insurance, and freight up to delivery at the Vault.

6.3.	Buyer’s Costs. The Buyer pays for unloading at Vault.

6.4.	Insurance (110%). The Buyer shall insure the Gold for not less than 110% of its estimated invoice value at the time of shipment, under Institute Cargo Clauses (A) (or equivalent), Institute War and Strikes Clauses, with internationally recognized insurers, naming the Seller and any other entities declared by the Seller as loss payee with rights to claim directly against underwriters. Coverage shall extend from delivery to Vault till payment for the Gold is made in accordance with clause 5.

7.	INVOICING

7.1.	The Seller shall issue a provisional invoice prior to shipment for customs and insurance purposes only. This provisional invoice does not create any payment obligation.

7.2.	Following issuance of the Final Assay Report, the Seller shall issue the final, binding commercial invoice.

7.3.	The Buyer shall pay the final invoice in accordance with Payment Terms as specified in clause 5.

8.	ACCEPTANCE AND SECURED FUNDING

8.1.	Following (i) deposit of the relevant Gold into the Buyer’s designated vault account (for deliveries made pursuant to Clause 4.3 and Clause 6), and upon the Seller’s receipt of full and final payment for such Gold, the Seller shall issue to the Buyer an Acceptance Certificate confirming receipt of funds and acceptance of the delivered quantity (each an “Accepted Shipment”). For the avoidance of doubt, an Acceptance Certificate relates solely to the specific shipment for which payment has been received and does not constitute acceptance or settlement of any other shipment under this Agreement.

8.2.	The Seller shall make available to the Buyer, on a good effort basis, a funding facility of USD 100,000,000 (the “Facility”) exclusively for the purpose of financing purchases made under the Framework Quantity defined in Clause 4.3. The Facility will be secured by the Gold purchased by the Buyer under the Framework Commitment.

8.3.	Drawdowns under the Facility may be made by the Buyer against confirmed purchase orders submitted under Clause 4.4 and covers the period where payment is made after the Payment Terms specified in clause 5.3.

8.4.	All Gold purchased using the Facility shall be subject to a first-ranking lien and security interest in favor of the Seller until the Facility obligations are fully discharged.

8.5.	Other than for the onward sale of the Gold pursuant to the Buyer’s groups digital token business, any Gold financed under this Facility may not be removed, transferred, pledged, re-hypothecated or otherwise encumbered and must remain stored at the Vault unless the Gold has been paid for in accordance with clause 5.3.

8.6.	Amounts drawn under the Facility shall accrue returns for the Seller at 50% share in profit generated from the onward sale (the sale margin may vary but is expected to be three percent (3%)). The Buyer shall provide all the documents of the onward sale to ensure transparency between the Parties.

8.7.	Repayment of each drawdown shall be made from the proceeds of sale, monetization, tokenization, or onward transfer of the financed Gold, or within such period as agreed in the relevant drawdown notice.

8.8.	The lien, vaulting restriction, and Seller’s security interests shall survive until the onward sale of the Gold pursuant to the Buyer’s groups digital token business following which all amounts outstanding under the Facility will be irrevocably paid in full.

9.	INDEMNIFICATION; LIMITATION OF LIABILITY

9.1.	Post Title Buyer Indemnity. The Buyer shall indemnify the Seller only to the extent that losses arise directly and solely from events occurring after title and risk in the Gold have transferred to the Buyer and not arising from any act or omission of the Seller, its affiliates or personnel. This indemnity shall be subject to the Liability Cap in Clause 9.4.

9.2.	Compliance Indemnity. The Buyer shall indemnify the Seller only for losses arising directly from the Buyer’s proven and material breach of its AML/CTF, sanctions, or other legal obligations under this Agreement. The Buyer shall not be liable to the Seller to the extent the loss arises from any act or omission of the Seller, and this indemnity shall be subject to the Liability Cap in Clause 9.4..

9.3.	Exclusion of Consequential Damages. Neither party shall be liable to the other for any indirect, consequential, incidental or punitive damages, except in cases of fraud, willful misconduct or gross negligence.

9.4	Liability Cap. The total aggregate liability of either Party under or in connection with this Agreement shall not exceed the value of the shipment to which the claim relates. This cap shall not apply in cases of fraud, willful misconduct or gross negligence by the liable Party.

10.	CONFIDENTIALITY

10.1.	Each Party shall keep confidential all non-public information received from the other in connection with this Agreement and shall use it solely for performance hereof.

10.2.	Disclosure is permitted where required by law or to professional advisers bound by confidentiality.

10.3.	The Buyer shall cooperate with the Seller’s reasonable KYC/AML and provenance inquiries and provide information and documentation promptly upon request.

11.	GOVERNING LAW AND JURISDICTION

11.1.	This Agreement and any non-contractual obligations, disputes or claims arising out of or in connection with it shall be governed by English law. The parties irrevocably agree that the courts of England and Wales have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement (including any non-contractual obligations).

12.	FORCE MAJEURE

12.1.	A Party affected by a force majeure event shall notify the other Party promptly and shall be excused from performance for the duration of such event. For the purposes of this clause, a force majeure event mean any circumstances not within a party’s reasonable control including:

(a)	acts of God, flood, drought, earthquake or other natural disasters;

(b)	epidemic or pandemic;

(c)	terrorist attack, civil war, civil commotion or riots, war, threat of or preparation for war, armed conflict, imposition of sanctions, embargo, or breaking off of diplomatic relations;

(d)	nuclear, chemical or biological contamination or sonic boom;

(e)	any law or action taken by a government or public authority, including imposing an export or import restriction, quota or prohibition or failing to grant a necessary license or consent;

(f)	collapse of buildings, fire, explosion or accident;

(g)	any labor or trade dispute, strikes, industrial action or lockouts (other than by the staff of the party seeking to rely on this clause or those of its subcontractors or affiliates);

(h)	non-performance by suppliers.

13.	ASSIGNMENT

13.1.	Neither Party may assign this Agreement without the prior written consent of the other Party, except in the case of merger or corporate succession.

14.	NOTICES

14.1.	Notices must be delivered by courier, registered mail, or email with acknowledgment of receipt to the addresses listed for each Party.

15.	ENTIRE AGREEMENT

15.1.	This Agreement constitutes the entire understanding between the Parties and supersedes all prior discussions or agreements.

16.	AMENDMENTS

16.1.	No amendment shall be valid unless made in writing and signed by both Parties.

17.	SEVERABILITY

17.1.	If any provision is deemed invalid, the remaining provisions remain in effect.

18.	COUNTERPARTS

18.1.	This Agreement may be executed in counterparts, each of which is deemed an original.

SIGNATURES

For and on behalf of the Seller

Name:

Title:

Date: 1 December 2025

For and on behalf of the Buyer

Name: Andrew Cavaghan

Title: CEO

Date: 1 December, 2025

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